EXHIBIT 99.1

EARNINGS RELEASE

By:	Expeditors International of Washington, Inc.
1015 Third Avenue Suite 1200
Seattle, Washington 98104

	CONTACT:	R. Jordan Gates
Chief Financial Officer
		(206) 674-3427	FOR IMMEDIATE RELEASE

EXPEDITORS ISSUES EARNINGS GUIDANCE

SEATTLE, WASHINGTON - September 18, 2003, Expeditors International of Washington, Inc. (NASDAQ:EXPD) announced today that its results for the third quarter of 2003 would likely fall within the range of $.28 to $.30 per share as compared with $.28 per share for the same quarter of 2002.  This is short of the current consensus expectation of $.33 per share.

“While July 2003 was encouraging, August 2003 was frankly a disappointment on a year over year comparison. We were faced with compressed airfreight margins and relatively diminished airfreight tonnage out of Asia which more than offset the positive gains we continued to experience in ocean,” explained Peter J. Rose, Chairman and Chief Executive Officer.  “One month in and of itself rarely determines the quarter, but recent trends in the Asia airfreight market make us believe that September 2003 results, whatever they may turn out to be, are unlikely to put $.33 per share within reach.  With respect to guidance concerning fourth quarter 2003 estimates, it is much too early for us to say anything meaningful.  Historically, our third and fourth quarters have been roughly comparable.  Last year was an anomaly and based upon what we see right now, there is no reason to expect anything that unusual this year,” Rose concluded.

Expeditors is a global logistics company.  Headquartered in Seattle, Washington, the company employs trained professionals in 167 offices and 13 international service centers located on six continents linked into a seamless worldwide network through an integrated information management system.  Services include air and ocean freight forwarding, vendor consolidation, customs clearance, marine insurance, distribution and other value added international logistics services.